Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Peraso Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	(1)	Other	1,500,000	$0.4519	$677,850.00	0.0000870	$58.97

Total Offering Amounts:						$677,850.00		58.97
Total Fee Offsets:								0.00
Net Fee Due:								$58.97

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the common stock, par value $0.001 (the “Common Stock”), of Peraso Inc. (the “Registrant”) that become issuable under the Peraso Inc. Amended and Restated 2019 Stock Incentive Plan, as amended (the “2019 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

Represents 1,500,000 additional shares of Common Stock reserved for future issuance under the 2019 Plan.

The proposed maximum offering price per unit has been estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act, based upon the average of the high and low prices for a share of Common Stock as reported on the Nasdaq Capital Market on October 7, 2026, which date is a date within five business days of the filing of this Registration Statement.